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                                                                    EXHIBIT 8(c)

                            INDEMNIFICATION AGREEMENT

         INDEMNIFICATION AGREEMENT (the "Agreement") made by and between SCUDDER KEMPER INVESTMENTS, INC., a Delaware corporation ("Scudder Kemper"), with a principal place of business in Boston, Massachusetts and Farmers New World Life Insurance Company, a Washington corporation (the "Company"), with a principal place of business in 3003 77th Avenue, S.E., Mercer Island, Washington, on behalf of one or more separate accounts of the Company, as set forth on Schedule A hereto, as it may be amended from time to time, upon written notice to the Fund in accordance with Paragraph 9 herein (the "Account").

         WHEREAS, Scudder Kemper has caused to be organized Scudder Variable Life Investment Fund (the "Fund"), a Massachusetts business trust created under a Declaration of Trust dated March 15, 1985, as amended, the beneficial interest in which is divided into several series, each designated a "Portfolio" and representing the interest in a particular managed portfolio of securities, each of which series (except Money Market Portfolio) is divided into two classes of shares of beneficial interest; and

         WHEREAS, the purpose of the Fund is to act as the investment vehicle for the separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies which have entered into indemnification agreements substantially identical to this Agreement; and

         WHEREAS, the parties desire to express their agreement as to certain other matters;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

         1.       Additional Definitions.

         For purposes of this Agreement, the following definitions shall apply:

         (a) "Shares" means shares of beneficial interest, without par value, of any class of any Portfolio, now or hereafter created, of the Fund.


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         2.       Access to Other Products.

         Scudder Kemper shall permit an Account to participate in any registered investment company other than the Fund which is intended as the funding vehicle for insurance products and for which Scudder Kemper or an affiliate of Scudder Kemper acts as investment adviser, on the same basis as other insurance companies are permitted to participate in such a registered investment company. This provision shall not require Scudder Kemper to make available to the Company shares of any investment company which is organized solely as the funding vehicle for insurance products offered by a single insurance company or a group of affiliated insurance companies.

         3.       Right to Review and Approve Sales Materials.

         The Company shall furnish, or shall cause to be furnished, to Scudder Kemper or its designee, at least 10 business days prior to its intended use, each piece of promotional material in which Scudder Kemper or the Fund is named. No such material shall be used unless Scudder Kemper or its designee shall have approved such use in writing, or 10 business days shall have elapsed without approval, rejection or objection since receipt by Scudder Kemper or its designee of such material.

         The Company will provide to Scudder Kemper at least one complete copy of all registration statements, prospectuses, profiles, statements of additional information, reports, solicitations for voting instructions, sales literature, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Accounts, promptly after the filing of such document(s) with the SEC or other regulatory authorities.

         The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representation contained in the registration statement, profiles, prospectus or statement of additional information for the Fund shares, as such registration statement, profile, prospectus or statement of additional information may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional

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material approved by the Fund or its designee or by the Underwriter, except with the permission of the Fund or the Underwriter or designee of either.

         Scudder Kemper shall furnish, or shall cause to be furnished, to the Company or its designee, at least 10 business days prior to its intended use, each piece of promotional material in which the Company or its separate account(s) is named. No such material shall be used unless the Company or its designee shall have approved such use in writing, or 10 business days shall have elapsed without approval, rejection or objection since receipt by the Company or its designee of such material.

         Scudder Kemper will provide to the Company at least one complete copy of all registration statements, prospectuses, profiles, SAIs, reports, proxy statements, sales literature, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, promptly after the filing of such document(s) with the SEC or other regulatory authorities.

         Scudder Kemper shall not give any information or make any representations or statements on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representation contained in a registration statement, profiles, prospectus or statement of additional information may be amended or supplemented from time to time, or in published reports for the Accounts which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature approved by the Company or its designee, except with the permission of the Company.

         4.       Sales Organization Meetings.

         Representatives of Scudder Kemper or its designee shall meet with the sales organizations of the Company at such reasonable times and places as may be agreed upon by the Company and Scudder Kemper or its designee for the purpose of educating sales personnel about the Fund.

         5.       Administration of Separate Accounts

         (a) Administrative services to owners of variable life insurance policies and/or variable annuity contracts issued by the Company shall be the responsibility of the Company and shall not be the responsibility of Scudder Kemper. Scudder Kemper recognizes the Company as

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the sole shareholder of Fund Shares issued under the Participation Agreement, dated as of the ___ day of March, 2000, by and between the Company on behalf of its separate accounts and the Fund (the "Participation Agreement"). From time to time, Scudder Kemper may pay amounts from its past profits to the Company for providing certain administrative services for the Fund or its Portfolios, or for providing owners of variable life insurance policies and/or variable annuity contracts with other services that relate to the Fund. These services may include, but are not limited to, the services listed in Schedule B. In consideration of the savings resulting from such arrangement, and to compensate the Company for its costs, Scudder Kemper agrees to pay the Company an amount equal to 15 basis points (.15%) per annum of the average aggregate amount invested by the Company in the Portfolios under the Participation Agreement. Payment of such amounts by Scudder Kemper will not increase the fees paid by the Fund, the Portfolios or their shareholders.

         (b) The parties agree that Scudder Kemper's payments to the Company are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

         (c) For the purposes of computing the administrative fee reimbursement contemplated hereby, the average aggregate amount invested by the Company over a one-month period shall be computed by totaling the Company's aggregate investment (Share net asset value multiplied by total number of Shares held by the Company) on each business day during the month and dividing by the total number of business days during each month.

         (d) The Company will calculate the reimbursement of administrative expenses at the end of each calendar quarter until the average aggregate amount invested by the Company in the Portfolios under the Participation Agreement reaches $10 million, and at the end of each calendar month thereafter, and the Company shall send a detailed statement of each such fee computation to Scudder Kemper. Scudder Kemper will make such reimbursement to the Company within thirty days thereafter.

         6.       Duration.

         This Agreement shall continue in force until terminated in accordance with the following provisions:

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         (a)      At the option of the Company or Scudder Kemper at any time upon 90 days' notice, unless a shorter time is agreed to by the parties;

         (b) Contemporaneously with the termination of the Participation Agreement;

         (c) In the event this Agreement is assigned without the prior written consent of the Company and Scudder Kemper. Termination shall be effective immediately upon such occurrence without notice. Provided, however, the obligation of each party hereto to indemnify the other party hereto shall continue with respect to all losses, claims, damages, liabilities or litigation based upon the acquisition of Shares purchased as the funding vehicle for any variable life insurance policy or variable annuity contract issued by the Company or any affiliated insurance company.

         7.       Indemnification.

         (a) The Company agrees to indemnify and hold harmless Scudder Kemper and each of its directors and officers and each person, if any, who controls Scudder Kemper within the meaning of Section 15 of the Securities Act of 1933 (the "Act") or any person controlled by or under common control with Scudder Kemper ("affiliate") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which Scudder Kemper or such directors, officers or affiliate may become subject under the Act, under any other statute, at common law or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by the Company, any of its employees or representatives, any affiliate of or any person acting on behalf of the Company or a principal underwriter of its insurance products, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering Shares or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to Scudder Kemper or the Fund by the Company, provided, however, that in no case (i) is the Company's indemnity in favor of a director or officer or any other person deemed to protect such director or officer or other person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the

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performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement or (ii) is the Company to be liable under its indemnity agreement contained in this Paragraph 7 with respect to any claim made against Scudder Kemper or any person indemnified unless Scudder Kemper or such person, as the case may be, shall have notified the Company in writing pursuant to Paragraph 9 within a reasonable time after the summons or other first legal process giving information of the nature of the claims shall have been served upon Scudder Kemper or upon such person (or after Scudder Kemper or such person shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to Scudder Kemper or any person against whom such action is brought otherwise than on account of the indemnity agreement contained in this Paragraph 7. The Company shall be entitled to participate, at its own expense, in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if it elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to Scudder Kemper, its officers and directors, or to any affiliates, defendant or defendants in the suit. In the event that the Company elects to assume the defense of any such suit and retain such counsel, Scudder Kemper, such officers and directors or affiliates, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them, but, in case the Company does not elect to assume the defense of any such suit, the Company will reimburse Scudder Kemper, such officers and directors or affiliates, defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by them. The Company agrees promptly to notify Scudder Kemper pursuant to Paragraph 9 of the commencement of any litigation or proceedings against it or any of its directors or officers in connection with the issue and sale of any Shares.

         (b) Scudder Kemper agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act or any person controlled by or under common control with the Company ("affiliate") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which it or such directors, officers or affiliate may become subject under the Act, under any other statute, at common law or otherwise, arising out of the acquisition of

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any Shares by any person which (i) may be based upon any wrongful act by
Scudder Kemper, any of its employees or representatives, any affiliate of or any person acting on behalf of Scudder Kemper or a principal underwriter of the Fund, (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement, profile or prospectus covering Shares or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to the Fund or the Company by Scudder Kemper, or (iii) may be based upon a materially incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate; provided, however, that in no case (i) is Scudder Kemper's indemnity in favor of a director or officer or any other person deemed to protect such director or officer or other person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement or (ii) is Scudder Kemper to be liable under its indemnity agreement contained in this Paragraph 7 with respect to any claims made against the Company or any person indemnified unless the Company or such person as the case may be, shall have notified Scudder Kemper in writing pursuant to Paragraph 9 within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon it or upon such director, officer or controlling person (or after the Company or such director, officer or controlling person shall have received notice of such service on any designated agent), but failure to notify Scudder Kemper of any claim shall not relieve it from any liability which it may have to the Company or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this Paragraph 7. Scudder Kemper will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if Scudder Kemper elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Company, its directors, officers or affiliates, defendant or defendants, in the suit. In the event Scudder Kemper elects to assume the defense of any such suit and retain such counsel, the

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Company, its directors, officers or affiliates, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them, but, in case Scudder Kemper does not elect to assume the defense of any such suit, it will reimburse the Company or such directors, officers or affiliates, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. Scudder Kemper agrees promptly to notify the Company pursuant to Paragraph 8 of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any Shares.

         (c) Scudder Kemper agrees to indemnify and hold harmless the Company and each of its directors and officers against any and all losses, claims, damages, liabilities or litigation arising from the imposition of additional federal income taxes on the Company or any policyholder and/or contract holder solely as a result of a Final Determination that any Portfolio has failed (x) to comply with the diversification requirements of section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code"), relating to the diversification requirements for variable annuity, endowment and life insurance contracts, or (y) to qualify as a regulated investment company within the meaning of section 851 of the Code; provided, however, that (i) Scudder Kemper shall have no liability under this Paragraph 7(c) if such failure is caused by a third party who is not an employee or agent of Scudder Kemper (e.g., the Fund's custodian or another service provider), and (ii) in no case is Scudder Kemper's indemnity under this Paragraph 7(c) deemed to protect any person against any liability to which that person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of that person's duties or by reason of reckless disregard by that person of obligations under this Agreement.

         The Company agrees that if the Internal Revenue Service asserts in writing in connection with any governmental audit or review of the Company or, to the Company's knowledge, of any policyholder and/or contract holder, that any Portfolio has failed to comply with the diversification requirements of section 817(h) of the Code or the Company otherwise becomes aware of any facts that could give rise to any claim against Scudder Kemper as a result of such a failure or alleged failure, (i) the Company shall promptly notify Scudder Kemper pursuant to Paragraph 9 of such assertion or potential claim; (ii) the Company shall consult with Scudder

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Kemper as to how to minimize any liability that may arise as a result of such failure or alleged failure; (iii) the Company shall use its best efforts to minimize any liability of Scudder Kemper for indemnification resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations Section 1.817-5(a) (2), to the Commissioner of the Internal Revenue Service that such failure was inadvertent; provided, however, this Paragraph 7(c) shall not be construed to require the Company to jeopardize its or any policyholder's and/or contract holder's standing or position with respect to any such failure or alleged failure; (iv) the Company shall permit Scudder Kemper and its legal and accounting advisors to participate in any conferences, settlement discussions or other administrative or judicial proceedings or contests (including judicial appeals thereof) with the Internal Revenue Service, any policyholder and/or contract holder or any other claimant regarding any claims that could give rise to indemnification by Scudder Kemper as a result of such a failure or alleged failure; (v) any written materials to be submitted by the Company to the Internal Revenue Service, any policyholder and/or contract holder or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the Internal Revenue Service pursuant to Treasury Regulations Section 1.817-5(a) (2)), shall be provided by the Company to Scudder Kemper (together with any supporting information or analysis, but excluding any privileged materials) at least 5 business days prior to the day on which such proposed materials are to be submitted; (vi) the Company shall provide Scudder Kemper and its advisors with such cooperation as Scudder Kemper shall reasonably request (including, without limitation, by permitting Scudder Kemper and its accounting and legal advisors to review the relevant books and records of the Company) in order to facilitate Scudder Kemper's review of any written submissions provided to it pursuant to the preceding clause or its assessment of the validity or amount of any claim against it arising from such a failure or alleged failure; (vii) the Company shall not with respect to any claim of the IRS or any policyholder and/or contract holder that would give rise to a claim for indemnification against Scudder Kemper (a) compromise or settle any claim, (b) accept any adjustment on audit, or (c) forego any allowable judicial appeals, without the express written consent of Scudder Kemper, which shall not be unreasonably withheld, provided that the Company shall not be required to appeal any adverse judicial

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decision unless Scudder Kemper shall have provided an opinion of independent counsel to the effect that a reasonable basis (consistent with Formal Opinion 85-352 of the American Bar Association) exists for taking such appeal; and
(viii) Scudder Kemper shall have no liability as a result of such failure or alleged failure if the Company fails to comply with any of the foregoing clauses (i) through (vii). Should Scudder Kemper refuse to give its written consent to any compromise or settlement of any claim or liability hereunder, the Company may, in its discretion, authorize Scudder Kemper to act in the name of the Company in, and to control the conduct of, such conferences, discussions, proceedings, contests or appeals and all administrative or judicial appeals thereof, and in that event Scudder Kemper shall bear the fees and expenses associated with the conduct of the proceedings that it is so authorized to control.

         For purposes of this Paragraph 7(c), "Final Determination" shall mean, with respect to any claim, a settlement of such claim (including the acceptance of an adjustment proposed by the Internal Revenue Service) or a decision of a court of competent jurisdiction with respect to such claim that has become final after either the (i) exhaustion of allowable appeals or (2) expiration of the time to take any such appeal with respect to the claim.

         8.       Massachusetts Law to Apply.

         This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

         9.       Notices.

         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

         If to Scudder Kemper:

                  Scudder Kemper Investments, Inc.
                  Two International Place
                  Boston, Massachusetts 02110
                  (617) 295-4548
                  Attn: William M. Thomas

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         If to the Company:

                  Farmers New World Life Insurance Company
                  3003 - 77th Avenue, S.E.
                  Mercer Island, Washington  98040
                  Attn:  C. Paul Patsis, President

         with a copy to:

                  M. Douglas Close
                  Vice President and General Counsel
                  Farmers New World Life Insurance Company
                  4680 Wilshire Boulevard
                  Los Angeles, California  90010

         10.      Miscellaneous.

         The captions in the Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the 14 day of April, 2000.

SEAL                                SCUDDER KEMPER INVESTMENTS, INC.

                                    By:      /s/ WILLIAM M. THOMAS
                                             ----------------------------------

                                             Managing Director

SEAL                                FARMERS NEW WORLD LIFE INSURANCE COMPANY

                                    By:      /s/ JOHN R. PATTON
                                             ----------------------------------
                                    Name:    John R. Patton
                                    Title:   Assistant Vice President &
                                             Secretary







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                                   SCHEDULE A

NAME OF SEPARATE ACCOUNT AND DATE
ESTABLISHED BY BOARD OF DIRECTORS

Farmers Annuity Separate Account A (4/6/99)

Farmers Variable Life Separate Account A (4/6/99)


                                       A-1

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                                   SCHEDULE B

                      ADMINISTRATION SERVICES PERFORMED BY
                FARMERS NEW WORLD LIFE INSURANCE COMPANY FOR THE
                     SCUDDER VARIABLE LIFE INVESTMENT FUND

Maintenance of books and records

Maintain an inventory of shares purchased to assist transfer agent in recording issuance of shares.

- Perform miscellaneous accounting services to assist transfer agent in recording transfers of shares (via net purchase orders).

- Reconciliation and balancing of the separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account.

Purchase orders

-        Determination of net amount of cash flow into the Fund.

- Reconciliation and deposit of receipts at Fund (wire order) and confirmation thereof.

Redemption orders

-        Determination of net amount required for redemptions by Fund.

-        Notification to Fund of cash required to meet payments.

-        Cost of share redemptions.

Reports

-        Periodic information reporting to the Fund.

- Distribution of annual and semi-annual shareholder reports (to existing contract owners)

Fund-related contract owner services

- Mailing and printing costs associated with dissemination of the Fund prospectus and SAI to existing contract owners.

- Telephonic support for contract owners with respect to inquiries about the Fund (not including information about performance or related to sales).

Other administrative support

-        Sub-accounting services.

- Providing other administration services to the Fund as mutually agreed between the Company and the Fund.

                                       B-1

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-        Relieving the Fund of other usual and incidental administration services provided to individual shareholders.

-        Preparation of report to third party reporting services.

                                       B-2